Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Global Services Names New Executive to Expand its Offshore

Development Center Operations

SHANGHAI, April 04, 2011 — CDC Global Services, a business unit of CDC Corporation (NASDAQ: CHINA) and a provider of IT and IT-enabled services and consulting, announced today the appointment of Tek-Min Gan as vice president of its Global Services operations, who will be responsible for the company’s growing offshore development center business.

Mr. Gan brings 22 years of progressive responsibility and expertise in management, software technology, consulting, operations and business. Earlier he served in various executive management roles at Digital China and IBM. He has extensive expertise and experience in building and managing BPO and ITO businesses for global companies in the U.S., China and Japan, with particular emphasis on strategy, market development and revenue growth.

“We are very excited to bring such a formidable leader in the BPO and ITO markets to our management team at CDC Global Services,” said CK Wong, CEO of CDC Global Services. “We believe his leadership will be instrumental in expanding the business of our Global Delivery Centers in China and India that are serving our growing international customer base.”

“I am excited to join CDC Global Services that has one of the most highly experienced group of managers and services professionals in the industry,” said Gan. “I look forward to launching growth strategies that will help increase revenue opportunities for our world-class Global Delivery Centers in Asia serving our international and domestic clients. Many companies are expanding their businesses into Asia and the services and the partnerships that we build with these clients can be instrumental in their expansion plans.”

About CDC Global Services

CDC Global Services provides IT consulting services, including platform-specific services for Microsoft and SAP, as well as project management, staff augmentation, managed-help desk solutions and a full range of business process outsourcing offerings. It can also provide hardware for data collection and RFID, through partnerships with some of the industry’s most reputable vendors. CDC Global Services embraces a customer-first approach being able to draw upon a wide range of expert resources to address each customer’s unique business needs, while keeping their best interest as a top priority. CDC Global Services customers benefit from streamlined vendor management and the ability to control project costs, while being able to access the right IT resources through a singular point of contact. For more information, please visit www.cdcglobalservices.com.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about strategic growth initiatives, our beliefs and expectations about our plans and goals for our CDC Global Services business, including those relating to revenue derived from the China domestic market, our beliefs relating to our ability to successfully market grow our outsourcing business and our position for long-term success, our beliefs regarding future growth by CDC Global Services and our potential market position, our beliefs regarding the leadership, and continued service, of any of our executives or directors, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, the ability of CDC Global Services to address the business services requirements of the market, demand for and market acceptance of CDC Global Services operations, and the ability of CDC Global Services to expand. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report on Form 20-F for the year ended December 31, 2008 filed with the Securities and Exchange Commission on June 30, 2009 . All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.